EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             SECOND QUARTER 1998

(1) The Company is currently targeting the development of projects in the Mid-Atlantic area. The company has entered into an exclusive letter of intent to negotiate the terms of a fly ash supply agreement to process and market up to 268,000 tons of fly ash in the Mid-Atlantic area. Under a commercial agreement with St. John's River Power Plant (SJRPP), the Company will install and operate two separators at the SJRPP generating station where 300,000 tons of the Plant's high-carbon fly ash will be processed. This fly ash will be used by the Florida concrete market, primarily on roads and highways. The company is currently seeking approval of this process by the Florida Transportation Department. The Company anticipates the approval process will take up to nine months.

(2) Separation Technologies' Financial Statements through June 30, 1998.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                 June 30, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $2,759
    Less: Accumulated depreciation                   1,569
          Total fixed Assets                         1,190
Current Assets:
    Cash and cash equivalents                        1,326
    Accounts Receivable, net                           779
    Inventories                                          3
    Prepaid Expenses and Other                          21
          Total Current Assets                       2,129
Other Assets:
    Restricted Cash                                    892
    Investment in ProAsh                               135
    Acquired Intangibles                               200
    Patents and acquired Technology                    485
          Total Other Assets                         1,712
TOTAL ASSETS                                        $5,031

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Deferred Compensation                              (71)
    Additional Paid-in-Capital                      13,945
    Deficit accumulated during development         (12,918)
          Total Stockholders' Equity                 1,009
Long Term Liabilities:
    Notes Payable to EUA Energy and Other            2,542
    Capital Leases                                      12
          Total Long Term Liabilities                2,554
          Total Capitalization                       3,563
Current Liabilities:
    Accounts Payable                                   407
    Notes Payable-current portion                      333
    Interest Payable                                    82
    Accrued Expenses and Deferred Revenue              646
          Total Current Liabilities                  1,468
TOTAL LIABILITIES AND EQUITY                        $5,031


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
                      For the Three Months Ended June 30, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                  $1,786    $2,371
Cost of Revenues                             654       837
          Gross Profit                     1,132     1,534

Operating Expenses:
    Engineering, Research and Development    305       568
    Sales and Marketing Expenses              62       125
    General and Administrative Expenses      507       890
          Total Operating Expenses           874     1,583
Operating Income (Loss)                      258       (49)
Interest Charges                              60       143
Other Income/(Expense)                        (4)       (5)
Pre-tax Net Income (Loss)                  ($391)    ($197)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended June 30, 1998
                                    (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                        ($197)
    Depreciation & Amortization                        373
    Other                                              121
    Change in Current Assets and Liabilities:
        Accounts Receivable                            (11)
        Accounts Payable                                51
        Other Current Assets and Liabilities           220
    Net Operating Activities                           557

Investing Activities:
          Capital Expenditures                        (665)
          Investment in ProAsh                           5
          Net Investing Activities                    (660)

Financing Activities:
          Increase in Notes and Leases                 376
          Purchase of Common Stock options              11
          Net Financing Activities                     387

Net (decrease) in cash and cash equivalents            284
Cash and cash equivalents at December 31, 1997       1,042
Cash and cash equivalents at June 30, 1998          1,326